SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT
                                     OF 1934

Filed by the Registrant    /   /
Filed by a Party other than the Registrant    /x/

Check the appropriate box:
/  /Preliminary Proxy Statement  / /Confidential, for the use of the Commission
                                        only (as permitted by Rule 14a-6(e)(2))

/ X  /    Definitive Proxy Statement
/   /     Definitive Additional Materials

/   /    Soliciting Material Pursuant to Rule 14a-12

                           HUDSON RIVER BANCORP, INC.

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                (Name of Registrant As Specified In Its Charter)

                              TRUSTCO BANK CORP NY
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee  (Check the appropriate box):
/x/    No fee required.
/  /    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)       Title of each class of securities to which transaction applies:


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2)       Aggregate number of securities to which transaction applies:


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3)       Per unit price or other underlying  value of transaction  computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):


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4)       Proposed maximum aggregate value of transaction:


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5)       Total fee paid:


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

/   /    Fee paid previously with preliminary materials.


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/   /    Check box if any part of the fee is offset as provided by Exchange act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)       Amount previously paid:


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2)       Form, Schedule or Registration Statement No.


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3)       Filing party:


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4)       Date filed:


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
                                 [TRUSTCO LOGO]

                                                                   July 31, 2000

Dear Hudson Stockholder:

         AS YOU KNOW, ON JUNE 26, 2000, TRUSTCO BANK CORP NY ANNOUNCED ITS INTENTION TO COMMENCE A TENDER OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF HUDSON RIVER BANCORP, INC. COMMON STOCK FOR SHARES OF TRUSTCO COMMON STOCK EQUAL IN VALUE TO $14.00. We are also seeking, in connection with the consummation of our exchange offer, to enter into an agreement with Hudson providing for a follow-up merger between Hudson and TrustCo or a wholly owned subsidiary of TrustCo in which each remaining Hudson common share would be exchanged for the same per share consideration paid to Hudson stockholders in the exchange offer. Our offer will be made by a prospectus and letter of transmittal which will be mailed separately to you. You should read the prospectus carefully because it contains important information concerning the terms and conditions of our offer.

         As you know, Hudson has entered into a merger agreement with Cohoes Bancorp, Inc. in which Hudson will be the surviving corporation in the merger. In the Proposed Cohoes Merger, each outstanding share of Cohoes common stock would be converted into 1.185 shares of Hudson common stock. The Hudson Board of Directors is soliciting your vote to approve its Proposed Cohoes Merger. AS DISCUSSED IN THE ACCOMPANYING PROXY STATEMENT, WE BELIEVE OUR PROPOSED EXCHANGE OFFER AND FOLLOW-UP MERGER WILL PROVIDE YOU A SIGNIFICANT PREMIUM AND GREATER VALUE THAN THE PROPOSED COHOES MERGER.

         In connection with the Proposed Cohoes Merger, Hudson has scheduled its annual meeting of stockholders to be held on August 17, 2000. If Hudson stockholders reject the Proposed Cohoes Merger at that meeting, we believe your board of directors should respect that vote and take all necessary action to allow our offer to proceed.

         WE URGE YOU TO VOTE AGAINST THE PROPOSED COHOES MERGER BECAUSE:


          o Our offer provides a significant premium for your Hudson shares over current market prices. Based on average closing prices for Hudson common stock over the 20 trading days before we made our June 8, 2000 merger proposal to the Hudson board of directors, the value of our offer represented an average premium of more than 47.5% over the average closing price of Hudson stock over that 20 day period.

          o Our offer represents a significant increase in cash dividends to Hudson shareholders based on historical practices. Currently, Hudson shareholders receive cash dividends at a rate of $0.20 a year for each Hudson share. Under TrustCo's offer, the cash dividends payable on each Hudson share would be $0.68 a year, an increase of 240%. Because the actual number of shares of TrustCo stock that you will receive is not yet fixed, the estimated amount of cash dividends you will receive will fluctuate with the value of TrustCo stock. To maintain present dividend levels, TrustCo will be required to distribute more than 90% of the pro forma net income for TrustCo and Hudson (without taking into consideration the estimated $15.0 million in cost savings TrustCo expects to achieve within the next two years).

               TrustCo currently distributes approximately 79% of its net income in the form of cash dividends. Although TrustCo believes that, upon completion of its proposed acquisition of Hudson (as well as the proposed acquisition of Cohoes, which is described in the accompanying proxy statement), it will have the resources to continue to pay dividends consistent with its past practices, the declaration and payment of dividends is within the discretion of TrustCo's board of directors, and, to the extent TrustCo's board determines that the payment of such dividends may have an adverse effect upon TrustCo's growth potential, level of customer service or financial condition, the board may decide to reduce dividend payment rates.


          o One of the conditions of our offer is that the merger with Cohoes NOT be approved by the stockholders of Hudson. As a result, for you to have an opportunity to exchange your Hudson shares for the consideration offered in our offer, the Proposed Cohoes Merger MUST NOT be approved by the holders of a majority of the shares of Hudson common stock.

          o Your vote AGAINST the Cohoes merger will send a strong message to the Hudson Board of Directors that you want to preserve your opportunity to accept the superior consideration represented by our offer and that you reject a transaction which does not provide more value to shareholders.


         YOUR VOTE IS ESSENTIAL! IF YOU WANT THE OPPORTUNITY TO CONSIDER THE TRUSTCO OFFER, VOTE AGAINST THE PROPOSED COHOES MERGER BY SIGNING, DATING AND RETURNING THE ACCOMPANYING GREEN PROXY CARD TODAY.

         Even if you previously have submitted a proxy card furnished by the Hudson Board, it is not too late to change your vote by simply signing, dating and returning the enclosed GREEN proxy card today.

         WE URGE YOU TO PROTECT YOUR INTERESTS-- PLEASE SIGN, DATE AND RETURN THE GREEN PROXY CARD TODAY.

         Thank you for your consideration and support.

                                                     Sincerely,

                                                     /s/  Robert A. McCormick
                                                     ------------------------
                                                     Robert A. McCormick
                                                     President and
                                                     Chief Executive Officer

                                                               IMPORTANT

1. If your Hudson shares are held in your own name, please sign, date and mail the enclosed GREEN proxy card to Georgeson Shareholder Communications Inc. in the postage-paid envelope provided.

2. If your Hudson shares are held in "street-name," only your broker or bank can vote your shares and only upon receipt of your specific instructions. If your shares are held in "street-name," deliver the enclosed GREEN proxy card to your broker or bank and contact the person responsible for your account to vote on your behalf and to ensure that a GREEN proxy card is submitted on your behalf. TrustCo urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to TrustCo in care of Georgeson Shareholder Communications Inc. at 17 State Street, 10th Floor, New York, New York 10004 so that TrustCo will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3. Only stockholders of record on June 20, 2000 are entitled to vote at the annual meeting of Hudson stockholders. TrustCo urges each stockholder to ensure that the record holder of his or her shares signs, dates and returns the enclosed GREEN proxy card as soon as possible.

        Do not sign or return any proxy card you may receive from Hudson.

        If you have any questions or need assistance in voting your shares, please call:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004

                            Toll Free: 1-800-223-2064

         THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSED MERGER WITH COHOES BANCORP, INC. AND IS NEITHER AN OFFER TO SELL ANY SHARES OF TRUSTCO COMMON STOCK NOR A REQUEST FOR THE TENDER OF HUDSON COMMON STOCK. THE TRUSTCO EXCHANGE OFFER IS BEING REGISTERED UNDER THE SECURITIES ACT OF 1933 AND IS BEING MADE ONLY BY MEANS OF A PROSPECTUS AND RELATED LETTER OF TRANSMITTAL, WHICH WILL BE MAILED SEPARATELY TO HUDSON STOCKHOLDERS.

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                           HUDSON RIVER BANCORP, INC.
                          TO BE HELD ON AUGUST 17, 2000

                                 PROXY STATEMENT
                                       OF
                              TRUSTCO BANK CORP NY

                             SOLICITATION OF PROXIES
                     IN OPPOSITION TO THE PROPOSED MERGER OF
               HUDSON RIVER BANCORP, INC. AND COHOES BANCORP, INC.

         This Proxy Statement and the enclosed GREEN proxy card are furnished by TrustCo Bank Corp NY, a New York corporation ("TrustCo"), in connection with its solicitation of proxies to be used at the annual meeting (the "Annual Meeting") of stockholders of Hudson River Bancorp, Inc., a Delaware corporation ("Hudson"), to be held on August 17, 2000, at the St. Charles Hotel and Restaurant, 16 Park Place, Hudson, New York, 3:00 p.m. local time, and at any adjournments, postponements or reschedulings thereof. Pursuant to this Proxy Statement, TrustCo is soliciting proxies from holders of shares of common stock of Hudson ("Hudson Common Stock") to vote AGAINST the proposed merger of Cohoes Bancorp, Inc., a Delaware corporation ("Cohoes"), with Hudson (such proposed merger, the "Proposed Cohoes Merger"). Hudson has set June 20, 2000 as the record date for determining those stockholders who will be entitled to vote at the Annual Meeting. This Proxy Statement and the enclosed GREEN proxy are first being mailed to stockholders of Hudson on or about July 31, 2000. The principal executive offices of Hudson are located at One Hudson City Centre, Hudson, New York 12534 (518) 828-4600.

THE TRUSTCO OFFER

         TrustCo intends to commence an offer (the "TrustCo Offer") to exchange each outstanding share of Hudson Common Stock for common stock of TrustCo ("TrustCo Common Stock") with a value of $14.00. The terms and conditions of the TrustCo Offer are set forth in a preliminary prospectus (as such prospectus may be amended or supplemented, the "Exchange Offer Prospectus") and the related letter of transmittal, which are included in the Registration Statement on Form S-4 (the "Registration Statement") filed by TrustCo with the Securities and Exchange Commission (the "Commission") on July 11, 2000 and will be mailed separately to Hudson stockholders. Hudson stockholders are urged to read the Exchange Offer Prospectus carefully because it contains important information concerning the TrustCo Offer.


         Based on the closing price of Hudson Common Stock on the Nasdaq on June 23, 2000 (the last trading day before the announcement of the TrustCo Offer), the TrustCo Offer with a value of $14.00 per Hudson share represented a 35% premium over the closing price of Hudson Common Stock on the Nasdaq on June 23, 2000. Based on July 13, 2000 closing prices on the Nasdaq, the TrustCo Offer of $14.00 of TrustCo Common Stock per share of Hudson Common Stock represents a 21% premium over the $11.5625 closing price of Hudson common stock. TrustCo believes that the increase in the price of Hudson Common Stock and Cohoes common stock is attributable primarily to the effect of the announcement of the TrustCo Offer upon the market for Hudson Common Stock and Cohoes common stock. The number of shares of TrustCo Common Stock that Hudson stockholders would receive under the TrustCo Offer will be determined by the average closing price of TrustCo Common Stock on the Nasdaq over a 20-day period ending five days before the closing on our offer. As a result, the value of the actual number of shares of TrustCo Common Stock that Hudson stockholders receive may be worth more or less than $14.00 depending on the value of TrustCo Common Stock on the closing date as compared to the average value used to determine the number of shares of TrustCo Common Stock that Hudson stockholders will receive.


         TrustCo is seeking, upon the valid termination of the merger agreement between Hudson and Cohoes, to negotiate a definitive merger agreement with Hudson pursuant to which Hudson would, as soon as practicable following the completion of the TrustCo Offer, merge with TrustCo or a wholly owned subsidiary of TrustCo (the "Proposed TrustCo Merger"). The purpose of the TrustCo Offer and the Proposed TrustCo Merger is to enable TrustCo to acquire control of, and ultimately the entire equity interest in, Hudson. The TrustCo Offer, as the first step in TrustCo's proposed acquisition of Hudson, is intended to facilitate the acquisition of a majority of the outstanding shares of Hudson Common Stock. The purpose of the Proposed TrustCo Merger is to acquire all shares of Hudson Common Stock not exchanged pursuant to the TrustCo Offer or otherwise. Pursuant to the Proposed TrustCo Merger, each then outstanding share of Hudson Common Stock (other than shares owned by TrustCo and shares held in the treasury of Hudson) would be converted into the right to receive the same number of shares of TrustCo Common Stock as would be received in the TrustCo Offer.

REASONS FOR THE TRUSTCO OFFER

         TrustCo believes that the acquisition of Hudson by TrustCo represents a compelling opportunity to enhance value for both Hudson and TrustCo stockholders. Specifically, TrustCo estimates that a combination of TrustCo and Hudson would result in: (i) accretion to TrustCo's reported diluted earnings per share of 7% for 2001 and accretion to TrustCo's diluted cash earnings per share (i.e., reported earnings before amortization of intangibles) of 8% in 2001; and
(ii) an increase in TrustCo's tangible book value from $3.19 per share as of December 31, 1999 to an estimated $5.08 per share on a pro forma basis. These amounts, however, are estimates only, and TrustCo can give no assurances that the estimated values will be obtained.


         In addition, TrustCo believes that the combination of TrustCo and Hudson will produce substantial benefits for Hudson stockholders, including the following.


          o SIGNIFICANT PREMIUM. Based on average closing prices for Hudson common stock over the 20 trading days before we made our June 8, 2000 merger proposal to the Hudson board of directors, the value of our offer has represented an average premium of more than 47.5% over the average closing price of Hudson Common Stock over that 20 day period. Based on the closing price of Hudson Common Stock on June 23, 2000 (the last trading day before the announcement of the TrustCo Offer), the TrustCo Offer represented a 35% premium over the closing price of Hudson Common Stock. Based on July 13, 2000 closing price of Hudson Common Stock, the TrustCo Offer represents a premium of approximately 21%.

          o BETTER LONG-TERM GROWTH PROSPECTS. TrustCo believes that a combination of TrustCo and Hudson has better long-term growth prospects for Hudson stockholders than the Proposed Cohoes Merger. Although the price of TrustCo Common Stock has decreased 17.5% between December 31, 1998 and July 13, 2000 (from $15.00 to $12.375, respectively), TrustCo has a history of strong profitability and growth in shareholder value based on several common benchmarks used to measure performance.For the last 3-year, 5-year and 7-year periods, TrustCo's total return to shareholders, on an annual basis, has averaged 23.02%, 24.58% and 23.32%, respectively.

         A comparison of TrustCo's operating performance data to operating performance data of Hudson, Cohoes, a "regional group" and a "highly valued group" demonstrates TrustCo"s superior operating performance across most (although not all) of the operating performance data detailed below. This table sets forth the comparative data as of and for the twelve months ended March 31, 2000 for Hudson, the "regional group" and the "highly valued group", and as of December 31, 1999 for Cohoes and TrustCo.

                                                                                                                 Highly
                                                                                                 Regional        Valued
                                                  TrustCo            Hudson        Cohoes       Group (1)       Group (2)
Total Assets (In Thousands)                          $2,364,022      $1,149,547     $707,884      $1,090,996     $1,248,561
Asset growth rate of total asset                         (4.87%)         30.46%       (.05)%           8.02%         10.10%
Tangible equity/assets                                    7.04%          16.45%       18.34%           7.97%          6.01%
Intangible assets/total equity                            0.00%           5.79%        0.00%           1.52%          1.12%
Net loans/total assets                                   54.74%          69.96%       80.00%          65.64%         66.25%
Cash and securities/total assets                         29.41%          23.68%       17.57%          31.02%         30.56%
Gross loans/total deposits                               67.71%         110.06%      119.88%          97.98%         99.99%
Total borrowings/total assets                             6.46%          13.16%       12.50%          21.25%         25.68%
Non-performing assets/total assets                        0.49%           1.04%        0.74%           0.47%          0.48%
Loan loss reserve/gross loans                             4.14%           2.38%        0.78%           1.17%          1.08%
Net interest margin                                       4.16%           4.83%        4.14%           3.27%          3.11%
Loan loss provision/average assets                        0.21%           0.62%        0.28%           0.12%          0.08%
Non-interest income/average assets                        0.64%           0.25%        0.43%           0.36%          0.48%
Non-interest expense/average assets                       1.89%           2.80%        2.55%           2.13%          2.27%
Efficiency ratio                                         38.62%          52.77%       59.36%          59.02%         54.10%
Return on average assets                                  1.58%           0.96%        0.92%           0.97%          1.09%
Return on average equity(3)                              22.52%           4.58%        4.47%          10.43%         15.69%
Price/tangible book value per share                     426.05%          70.01%       67.66%         117.31%        155.04%
Price/earnings per share                                 19.49x          14.71x       15.97x           9.17x          9.53x
Dividend yield                                            4.23%           1.25%        1.79%           1.52%          3.62%
Dividend payout ratio                                    79.16%          18.46%       26.09%          23.12%         32.25%

         --------------------
         (1) Averages for the "regional group" consist of data obtained from the Prospectus, dated July 3, 2000, filed by Hudson with the Commission on July 11, 2000 with respect to the Proposed Cohoes Merger.

         (2) Averages for the "highly valued group" consist of data obtained from the Prospectus, dated July 3, 2000, filed by Hudson with the Commission on July 11, 2000 with respect to the Proposed Cohoes Merger.

         (3) Average shareholders equity for TrustCo excludes market adjustment for securities available for sale.


Of course, past performance is not a guarantee of future results. However, as evidenced from the figures set forth above, TrustCo has consistently achieved strong profitability and operating results and superior shareholder returns. If successful, TrustCo's offers to acquire Hudson and Cohoes would result in dilution of the tangible book value per share of Hudson and Cohoes stockholders. As of March 31, 2000, the tangible book value per share of TrustCo, Hudson and Cohoes was $3.19, $12.11 and $14.90, respectively. Upon compleation of TrustCo's proposed acquisition of Hudson, TrustCo's tangible book value per share would be $5.08 and, upon compleation of TrustCo's proposed acquisition of Hudson and Cohoes, TrustCo's tangible book value per share would be $5.84.

          o IMPROVED CASH DIVIDENDS. According to the July 3, 2000 proxy statement/prospectus distributed by Hudson and Cohoes with respect to the Proposed Cohoes Merger, Hudson shareholders have received dividends at a rate of $0.20 per share and are expected to receive dividends of $0.24 per share following the Proposed Cohoes Merger. BASED ON TRUSTCO'S CURRENT ANNUAL DIVIDEND OF $0.60 PER SHARE, HUDSON STOCKHOLDERS WOULD RECEIVE A PRO FORMA EQUIVALENT DIVIDEND OF $0.68, OR MORE THAN 240% ABOVE HUDSON'S CURRENT ANNUAL DIVIDEND RATE. Because the actual number of shares of TrustCo Common Stock that Cohoes stockholders will receive is not yet fixed, the estimated amount of cash dividends Cohoes stockholders will receive will fluctuate with the value of TrustCo Common Stock. In the past five years, on a compounded basis, TrustCo has achieved an 11% annual growth rate in its per share dividend. During the year ended December 31, 1999, TrustCo paid out approximately 79% of its net income in the form of cash dividends. TrustCo anticipates (assuming it realizes within the next two years the estimated $15 million in cost savings from combining with Hudson and continues to pay the same percentage of income in the form of cash dividends) that the dividend rate for the year ended December 31, 1999 would have been $0.58 per share, as compared to the annualized dividend rate of $0.60 per share for 2000. Further, assuming that Cohoes' option to acquire 19.9% of Hudson Common Stock is exercised, the dividend rate for the year ended December 31, 1999 would have been $0.56 per share. (The foregoing dividend rates do not reflect the potential impact of TrustCo's proposed acquisition of Cohoes.) Although TrustCo believes that, upon completion of its proposed acquisition of Hudson (as well as the proposed acquisition of Cohoes, which is described below), it will have the resources to continue to pay dividends consistent with its past practices, the declaration and payment of dividends is within the discretion of TrustCo's board of directors, and, to the extent TrustCo's board determines that the payment of such dividends may have an adverse effect upon
               TrustCo's growth potential, level of customer service or financial condition, the board may decide to reduce dividend payment rates.


CONDITIONS TO THE TRUSTCO OFFER

         The TrustCo Offer is conditioned upon, among other things: (i) there being validly tendered and not withdrawn prior to the expiration of the TrustCo Offer a number of shares of Hudson Common Stock which, together with the 108,500 shares of Hudson Common Stock now owned by TrustCo, would represent at least a majority of the total number of outstanding Hudson Common Stock on a fully diluted basis; (ii) the receipt of all regulatory approvals sought by TrustCo in connection with the transactions contemplated by the TrustCo Offer without the imposition of any material condition unacceptable to TrustCo, the expiration of all required waiting periods, and the compliance by TrustCo with any terms or conditions of such approvals (the "Regulatory Approval Condition"); (iii) either the Hudson Board of Directors (the "Hudson Board") having approved the TrustCo Offer and the Proposed TrustCo Merger and having amended the charter of Hudson River Bank & Trust Company to eliminate the provisions thereof prohibiting the direct or indirect ownership of more than 10% of any class of an equity security of Hudson River Bank & Trust Company or, in lieu of such actions, TrustCo being satisfied, in its sole discretion, that Section 203 of the Delaware General Corporation Law (the "DGCL") (which generally prohibits transactions between a Delaware corporation and a 15% or greater shareholder unless certain conditions, such as the prior approval of the Delaware corporation' board, have been satisfied) and the anti-takeover provisions of Hudson' Certificate of Incorporation ("Hudson' Certificate") and the charter of Hudson River Bank & Trust Company are invalid or are not applicable to the transactions contemplated by the TrustCo Offer and the Proposed TrustCo Merger (the "Removal of Impediments Condition"); (iv) the approval of the issuance of shares of TrustCo Common Stock pursuant to the TrustCo Offer by the holders of a majority of the shares of TrustCo Common Stock voted at a meeting of such holders at which the total number of votes cast represents over fifty percent in interest of all shares of TrustCo Common Stock outstanding on the applicable record date (the "TrustCo Stockholder Approval Condition"); (v) the receipt of an opinion of counsel that the TrustCo Offer and the Proposed TrustCo Merger qualify as a reorganization under SECTION 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended; (vi) since June 30, 1999, there being no material adverse change, or any prospective material adverse change, in the financial condition, business or assets of Hudson; (vii) the termination of the Agreement and Plan of Merger dated April 25, 2000 between Hudson and Cohoes (the "Hudson/Cohoes Merger Agreement"); (viii) the termination of the Stock Option Agreement dated April 25, 2000 between Hudson and Cohoes (the "Cohoes Option Agreement") and surrender to Hudson of the option granted to Cohoes thereunder; (ix) the stockholders of Hudson not approving the Proposed Cohoes Merger; (x) TrustCo and Hudson entering into a definitive merger agreement; and (xi) the Registration Statement becoming effective. TrustCo has reserved the absolute right to waive any of the conditions of the TrustCo Offer other than the Regulatory Approval Condition, the TrustCo Stockholder Approval Condition and the effectiveness of the Registration Statement.

         The Removal of Impediments Condition would be satisfied upon approval by the Hudson Board of the TrustCo Offer and the Proposed TrustCo Merger.

         There can be no assurance as to whether the conditions to the TrustCo Offer will be satisfied and, if so, as to the timing of satisfaction of such conditions. While satisfaction of certain of such conditions is within the control of the Hudson Board, satisfaction of certain other conditions is outside the control of the Hudson Board. By voting against the Proposed Cohoes Merger, stockholders can demonstrate their support for the proposed combination of Hudson and TrustCo. A vote against the Proposed Cohoes Merger moves all Hudson stockholders closer to being able to benefit from the TrustCo Offer.

         While TrustCo is committed to helping Hudson's stockholders realize the significant premium and greater value to be offered in the TrustCo Offer and the Proposed TrustCo Merger, until the conditions to the TrustCo Offer are satisfied or waived, TrustCo will not purchase any Hudson Common Stock pursuant to the TrustCo Offer. Accordingly, a vote for the Proposed Cohoes Merger could leave Hudson stockholders without a viable alternative for an acquisition of Hudson because TrustCo will not proceed with the TrustCo Offer if the Proposed Cohoes Merger is approved by Hudson stockholders. Even if the Hudson stockholders reject the Proposed Cohoes Merger, however, TrustCo cannot offer any assurances that all of the other conditions to the TrustCo Offer will be satisfied and that TrustCo will proceed with completion of the TrustCo Offer.

CERTAIN INFORMATION CONCERNING THE PROPOSED COHOES MERGER

         The Hudson/Cohoes Merger Agreement provides that in the Proposed Cohoes Merger, Hudson will be the surviving corporation. The obligations of Hudson to complete the Proposed Cohoes Merger are subject to various conditions, including the following: (i) approval and adoption of the Hudson/Cohoes Merger Agreement by the stockholders of Hudson and Cohoes; and (ii) receipt and effectiveness of all governmental and other approvals, registrations and consents and the expiration of all related waiting periods required to consummate the Proposed Cohoes Merger and the issuance of Hudson Common Stock.

         In connection with the execution of the Hudson/Cohoes Merger Agreement, Hudson and Cohoes also entered into the Cohoes Option Agreement pursuant to which Hudson granted to Cohoes an option (the "Cohoes Option") to purchase 3,093,765 shares of Hudson Common Stock (or approximately 19.9% of the issued and outstanding shares of Hudson Common Stock at the time of grant of the Cohoes Option), at an exercise price of $9.3125 per share, subject to certain adjustments.

         Cohoes may exercise the Cohoes Option if both an "initial triggering event" and a "subsequent triggering event" occur prior to the occurrence of an event that would terminate the Cohoes Option. An initial triggering event has occurred under the Cohoes Option by virtue of TrustCo"s filing of the Registration Statement with the Commission. A subsequent triggering event under the Cohoes Option will have occurred if any person acquires beneficial ownership of 25% or more of the outstanding voting securities of Hudson or if Hudson enters into an agreement with respect to or otherwise proposes or recommends any transaction with a third party (other than Cohoes) involving a merger or consolidation of, or a sale of all or a substantial part of the assets or deposits of or securities constituting 25% or more of the outstanding voting power of, Hudson or any of its subsidiaries. Completion of the TrustCo Offer would constitute a subsequent triggering event and would result in the Cohoes Option becoming exercisable.

         The foregoing description of the Hudson/Cohoes Merger Agreement and the Cohoes Option Agreement is qualified in its entirety by reference to the full text of the Hudson/Cohoes Merger Agreement and the Cohoes Option Agreement, copies of which were included as exhibits to the Hudson Current Report filed on Form 8-K with the Commission on May 5, 2000.




                                    IMPORTANT

         IF YOU WANT TO HAVE THE OPPORTUNITY TO ACCEPT THE TRUSTCO OFFER, WE URGE YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED GREEN PROXY TO VOTE AGAINST THE PROPOSED COHOES MERGER. BECAUSE THE ANNUAL MEETING IS SCHEDULED FOR AUGUST 17, 2000, WE URGE YOU TO EXECUTE AND MAIL THE GREEN PROXY CARD AS SOON AS POSSIBLE.

         REJECTION OF THE PROPOSED COHOES MERGER IS A CRITICAL STEP IN SECURING THE SUCCESS OF THE TRUSTCO OFFER. YOUR VOTE AGAINST THE PROPOSED COHOES MERGER DOES NOT OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE TRUSTCO OFFER.

         EVEN IF YOU HAVE ALREADY SENT A PROXY TO THE HUDSON BOARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE PROPOSED COHOES MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED GREEN PROXY

IN THE ENCLOSED ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF YOUR PROXY IS MAILED IN THE UNITED STATES.

         THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSED COHOES MERGER AND IS NEITHER AN OFFER TO SELL ANY SHARES OF TRUSTCO COMMON STOCK NOR A REQUEST FOR THE TENDER OF HUDSON COMMON STOCK. THE TRUSTCO OFFER IS BEING REGISTERED UNDER THE SECURITIES ACT OF 1933 AND IS BEING MADE ONLY BY MEANS OF A PROSPECTUS AND RELATED LETTER OF TRANSMITTAL, WHICH ARE BEING MAILED SEPARATELY TO HUDSON STOCKHOLDERS.

                         BACKGROUND OF THE TRUSTCO OFFER

         From time to time, TrustCo is involved in due diligence investigations, discussions and negotiations concerning possible business combination transactions with other financial institutions. TrustCo generally seeks to acquire financial institutions that would: (i) complement its overall strategic focus; (ii) provide opportunities for growth in markets where the target financial institution conducts business; and (iii) improve TrustCo's retail banking franchise.

         On April 25, 2000, Hudson and Cohoes announced that they had entered into the Hudson/Cohoes Merger Agreement and the Cohoes Option Agreement. Following announcement of the Proposed Cohoes Merger, TrustCo reviewed its strategic options in light of the Proposed Cohoes Merger, including the possibility of proceeding with one or more offers for either or both of Hudson and Cohoes.

         On June 8, 2000, TrustCo sent a letter to Mr. Earl Schram, Jr., the Chairman of the Board of Hudson, proposing the merger of TrustCo and Hudson. Pursuant to the proposal, TrustCo would acquire Hudson in a merger in which each share of Hudson Common Stock would be exchanged for shares of TrustCo Common Stock valued at $14.00. The proposal expired on June 23, 2000 and, on that date, Hudson informed TrustCo that a merger with TrustCo was contrary to Hudson's strategic business plan and declined to have any discussions with TrustCo.

         On June 26, 2000, TrustCo publicly announced its intention to commence a tender offer to exchange shares of TrustCo Common Stock valued at $14.00 for each share of Hudson Common Stock. Also on June 26, 2000, Hudson publicly announced that it remained fully committed to the Proposed Cohoes Merger.

         On July 11, 2000, TrustCo filed a Registration Statement on Form S-4 containing a preliminary prospectus and the related letter of transmittal with respect to the TrustCo Offer. On July 31, 2000, TrustCo filed definitive proxy materials with the Commission and disseminated those materials to Hudson stockholders.

                            TRUSTCO'S OFFER TO COHOES

         On June 8, 2000, TrustCo sent a letter to Mr. Duncan MacAffer, the Chairman of the Board of Cohoes, proposing a merger of TrustCo and Cohoes. Pursuant to the proposal, TrustCo would acquire Cohoes in a merger in which each share of Cohoes' common stock would be exchanged for shares of TrustCo Common Stock with an aggregate value equal to $16.00. On June 23, 2000, Cohoes informed TrustCo that Cohoes' Board of Directors had unanimously rejected the proposal to merge with TrustCo.

         On June 26, 2000, TrustCo publicly announced its intention to commence an offer to exchange shares of TrustCo Common Stock with an aggregate value equal to $16.00 for each share of Cohoes common stock. In addition to its offer to Cohoes shareholders, TrustCo has been actively soliciting Cohoes shareholders to vote against the Proposed Cohoes Merger.

         The consummation of the Cohoes exchange offer on the part of TrustCo is subject to the same or similar conditions (or the waiver thereof) as the TrustCo Offer. However, neither the consummation of the Cohoes exchange offer nor a merger between TrustCo and Cohoes is a condition precedent to the TrustCo Offer.

               REASONS TO VOTE AGAINST THE PROPOSED COHOES MERGER

         TrustCo urges you to vote your shares of Hudson Common Stock AGAINST the Proposed Cohoes Merger for the following reasons.

         o A VOTE AGAINST THE PROPOSED COHOES MERGER GIVES YOU THE OPPORTUNITY TO RECEIVE A SIGNIFICANT PREMIUM FOR YOUR SHARES IN THE TRUSTCO OFFER.

         The TrustCo Offer, if consummated, would provide you $14.00 of TrustCo Common Stock per share of Hudson Common Stock. Based on average closing prices for Hudson Common Stock over the 20 trading days before we made our June 8, 2000 merger proposal to the Hudson board of directors, the value of our offer represented an average premium of more than 47.5% over the average closing price of Hudson Common Stock. As of July 13, 2000, the TrustCo Offer represented a premium of $2.4375 per share of Hudson Common Stock, although, as noted earlier, TrustCo believes that the increase in the price of Hudson Common Stock and Cohoes common stock is attributable primarily to the effect of the announcement of the TrustCo Offer upon the market for Hudson Common Stock and Cohoes common stock. The number of shares of TrustCo Common Stock that Hudson stockholders would receive under the TrustCo Offer will be determined by the average closing price of the TrustCo Common Stock on the Nasdaq over a 20-day period ending five days before the closing on our offer. As a result, the value of the actual number of shares of TrustCo Common Stock that Hudson stockholders receive may worth more or less than $14.00 depending on the value of TrustCo Common Stock on the closing date as compared to the average value used to determine the number of shares of TrustCo Common Stock that Hudson stockholders will receive.

         o A VOTE AGAINST THE PROPOSED COHOES MERGER GIVES YOU THE OPPORTUNITY TO RECEIVE THE CASH DIVIDEND INCREASE REPRESENTED BY THE TRUSTCO OFFER.

         The TrustCo Offer, if consummated, would provide you with a significant increase in cash dividends based on historical practices. Currently, Hudson shareholders receive cash dividends at a rate of $0.20 per year for each Hudson share. Under the TrustCo Offer, the cash dividends payable on each Hudson share would be $0.68 a year, an increase of 240%. Because the actual number of shares of TrustCo Common Stock that Cohoes stockholders will receive is not yet fixed, the estimated amount of cash dividends Cohoes stockholders will receive will fluctuate with the value of TrustCo Common Stock.

         o A VOTE AGAINST THE PROPOSED COHOES MERGER SENDS A STRONG MESSAGE TO THE HUDSON BOARD THAT YOU WANT TO PRESERVE YOUR OPPORTUNITY TO ACCEPT THE TRUSTCO OFFER.

         By voting against the Proposed Cohoes Merger, stockholders can demonstrate their support for the proposed combination of Hudson and TrustCo. A vote against the Proposed Cohoes Merger moves Hudson stockholders closer to being able to benefit from the TrustCo Offer.

         A vote against the Proposed Cohoes Merger will not obligate you to tender your shares of Hudson Common Stock pursuant to the TrustCo Offer. However, it will give you an opportunity to decide for yourself whether the TrustCo Offer is in your best interest. On the other hand, if Hudson stockholders approve the Proposed Cohoes Merger, it is likely that such merger will be consummated.

         o A VOTE AGAINST THE PROPOSED COHOES MERGER WILL SATISFY ONE OF THE CONDITIONS TO THE TRUSTCO OFFER.

         One condition of the TrustCo Offer is that Hudson stockholders do not approve the Proposed Cohoes Merger. TrustCo will not acquire any Hudson Common Stock in the TrustCo Offer unless this condition is satisfied. Thus, a vote against the Proposed Cohoes Merger moves all Hudson stockholders closer to being able to receive the TrustCo Common Stock offered in the TrustCo Offer. For a description of certain other conditions to the TrustCo Offer, see "Conditions to the TrustCo Offer."

         While TrustCo is committed to helping Hudson stockholders realize the significant premium and greater value of the TrustCo transaction, until the conditions to the TrustCo Offer are satisfied or waived, TrustCo will not purchase any Hudson Common Stock pursuant to the TrustCo Offer. Accordingly, a vote for the Proposed Cohoes Merger could leave Hudson stockholders without a viable alternative to the Proposed Cohoes Merger because TrustCo will not proceed with the TrustCo Offer if the Proposed Cohoes Merger is approved by Hudson stockholders.

                    OBSTACLES TO THE TRUSTCO OFFER CREATED BY
                          THE HUDSON BOARD OF DIRECTORS

         You should be aware that the Hudson Board has taken several actions in connection with the Proposed Cohoes Merger which create barriers against any competing proposals (including the TrustCo Offer) and thus hinder your ability to receive greater value for your Hudson Common Stock.

         THE HUDSON BOARD MAY IGNORE SUPERIOR PROPOSALS. In the Hudson/Cohoes Merger Agreement, Hudson has agreed that from April 25, 2000 until the closing of the Proposed Cohoes Merger or the termination of the Hudson/Cohoes Merger Agreement, Hudson may not enter into any discussions with or furnish any confidential information to any person making an offer to merge with or acquire Hudson unless the Hudson Board has determined that the failure to do the same would result in a breach of the fiduciary duty of the Hudson Board under applicable law. Notwithstanding the preceeding, the Hudson Board cannot, without violating the Hudson/Cohoes Merger Agreement, terminate that agreement and enter into an agreement with another party even if, after such discussions, the other party offers consideration higher that that offered in the Proposed Cohoes Merger.

         THE HUDSON BOARD HAS AGREED TO RECOMMEND THE PROPOSED COHOES MERGER TO HUDSON STOCKHOLDERS. Under the terms of the Hudson/Cohoes Merger Agreement, the Hudson Board has obligated itself to recommend the Proposed Cohoes Merger to Hudson stockholders, even if a third party makes a proposal to merge with or acquire Hudson that may be a better alternative for Hudson stockholders.

                   YOU CAN TAKE IMMEDIATE STEPS TO HELP OBTAIN
                        THE MAXIMUM VALUE FOR YOUR SHARES

         (1) Return your GREEN proxy and vote AGAINST the Proposed Cohoes Merger; and

         (2)      Make your views known to the Hudson Board.

BY TAKING THESE STEPS, YOU WILL GIVE THE HUDSON BOARD A CLEAR MESSAGE THAT THEY SHOULD TAKE ALL NECESSARY ACTIONS TO REMOVE ALL OBSTACLES TO THE TRUSTCO OFFER, WHICH PROVIDES YOU THE OPPORTUNITY TO RECEIVE A SIGNIFICANT PREMIUM FOR YOUR HUDSON SHARES.

         We believe that a vote against the Proposed Cohoes Merger will better enable Hudson stockholders to consider the TrustCo Offer, and is essential to secure the success of the TrustCo Offer.

                               VOTING INFORMATION

         According to information contained in the proxy statement/prospectus filed by Hudson and Cohoes with the SEC with respect to the Proposed Cohoes Merger, as of June 20, 2000, there were 15,310,560 shares of Hudson Common Stock outstanding. Approval of the Proposed Cohoes Merger requires the affirmative vote of holders of a majority of all outstanding shares of Hudson Common Stock. Hudson stockholders are entitled to one vote for each share of Hudson Common Stock held as of June 20, 2000. Broker non-votes and abstentions will have the same effect as votes against the Proposed Cohoes Merger.

         The accompanying GREEN proxy will be voted in accordance with the stockholder's instructions on such GREEN proxy. Stockholders may vote against the Proposed Cohoes Merger by marking the proper box on the GREEN proxy. If no instructions are given, the GREEN proxy will be voted AGAINST the Proposed Cohoes Merger.

         Whether or not you plan to attend the Annual Meeting, we urge you to vote AGAINST the Proposed Cohoes Merger on the enclosed GREEN proxy and immediately mail it in the enclosed envelope. You may do this even if you have already sent in a different proxy solicited by the Hudson Board. IT IS YOUR LATEST DATED PROXY THAT COUNTS. Execution and delivery of a proxy by a record holder of shares of Hudson Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

         You may revoke your proxy at any time prior to its exercise by attending the Annual Meeting and voting in person, by submitting a duly executed later dated proxy or by submitting a written notice of revocation to Hudson's secretary before the Annual Meeting. Unless revoked in the manner set forth above, duly executed proxies in the form enclosed will be voted at the Annual Meeting on the Proposed Cohoes Merger in accordance with your instructions. In the absence of such instructions, such proxies will be voted AGAINST the Proposed Cohoes Merger.

         TRUSTCO STRONGLY RECOMMENDS A VOTE AGAINST THE PROPOSED COHOES MERGER.

         YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE GREEN PROXY TODAY.

         IF YOU ALREADY HAVE SENT A PROXY TO THE HUDSON BOARD, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE PROPOSED COHOES MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED GREEN PROXY.

         If you have any questions about the voting of your shares, please call:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004

                            Toll Free: 1-800-223-2064


                             SOLICITATION OF PROXIES

         Proxies will be solicited by mail, telephone, telecopy, telegraph, the Internet, newspapers and other publications of general distribution and in person. Directors, officers and certain employees of TrustCo and the other participants listed on Schedule II hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this Proxy Statement).

         TrustCo has retained Georgeson Shareholder Communications Inc. ("Georgeson") for solicitation and advisory services in connection with solicitations relating to the Annual Meeting, for which Georgeson is to receive a fee of $25,000 in connection with the solicitation of proxies for the Annual Meeting. TrustCo has also agreed to reimburse Georgeson for out-of-pocket expenses and to indemnify Georgeson against certain liabilities and expenses, including reasonable legal fees and related charges, in connection with its solicitation activities. Georgeson will solicit proxies for the Annual Meeting from individuals, brokers, banks, bank nominees and other institutional holders. In addition, TrustCo has retained Georgeson to act as information agent in connection with the TrustCo Offer. TrustCo has agreed that it will pay a fee of $10,000 to Georgeson for services as information agent, reimburse Georgeson for out-of-pocket expenses and to indemnify Georgeson against certain liabilities and expenses, including reasonable legal fees and related charges, in connection with its engagement as information agent.

         Directors, officers and certain employees of TrustCo may assist in the solicitation of proxies without any additional remuneration. The entire expense of soliciting proxies for the Annual Meeting by or on behalf of TrustCo is being borne by TrustCo.

                        CERTAIN INFORMATION ABOUT TRUSTCO

         TrustCo is a New York corporation with its principal executive offices located at 320 State Street, Schenectady, New York 12305. The telephone number of TrustCo at such location is (518) 377-3311.

         TrustCo is a New York corporation and a one-bank holding company registered under the Bank Holding Company Act of 1956, headquartered in Schenectady, New York. TrustCo provides a full range of financial and fiduciary services through its bank subsidiary, Trustco Bank, National Association, which has 53 banking offices in the upstate New York area. As of March 31, 2000, TrustCo had, on a consolidated basis, total assets of approximately $2.4 billion, total deposits of approximately $2.0 billion and total shareholders' equity of approximately $171 million. On February 21, 2000, TrustCo entered into an agreement to acquire Landmark Financial Corp. ("Landmark"), Canajoharie, New York, for $21.00 per share, cash. As of March 31, 2000, Landmark had, on a consolidated basis, total assets of approximately $25.4 million, total deposits of approximately $21.9 million and total shareholders' equity of approximately $1.9 million. Landmark is the savings and loan holding company parent of Landmark Community Bank, a federal savings bank, which operates one office in Canajoharie, New York.

         TrustCo's Registration Statement, which contains the Exchange Offer Prospectus and the related letter of transmittal, has been filed with the Commission under the Securities Act of 1933, as amended. TrustCo is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning TrustCo's directors and officers, their remuneration, options granted to them, the principal holders of TrustCo's securities and any material interests of such persons in transactions with TrustCo is required to be disclosed in proxy statements distributed to TrustCo's stockholders and filed with the Commission. The Registration Statement and such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661 (call 1-800-SEC-0330 for hours). Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-6009. The Commission also maintains an Internet website at http://www.sec.gov that contains the Registration Statement and the reports, proxy statements and other information filed electronically by TrustCo.

                           FORWARD-LOOKING STATEMENTS

         This Proxy Statement contains certain forward-looking statements concerning the financial condition, results of operations and business of TrustCo following the consummation of its proposed acquisition of Hudson, the anticipated financial and other benefits of such proposed acquisition and the plans and objectives of TrustCo"s management following such proposed acquisition, including, without limitation, statements relating to the cost savings expected to result from the proposed acquisition, anticipated results of operations of the combined company following the proposed acquisition and projected earnings per share of the combined company following the proposed acquisition. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors: (i) cost savings expected to result from the proposed acquisition may not be fully realized or realized within the expected time frame; (ii) operating results following the proposed acquisition may be lower than expected; (iii) competitive pressure among financial services companies may increase significantly; (iv) costs or difficulties related to the integration of the businesses of TrustCo and Hudson may be greater than expected; (v) adverse changes in the interest rate environment may reduce interest margins or adversely affect asset values of the combined company;
(vi) general economic conditions, whether nationally or in the market areas in which TrustCo and Hudson conduct business, may be less favorable than expected;
(vii) legislation or regulatory changes may adversely affect the businesses in which TrustCo and Hudson are engaged; or (viii) adverse changes may occur in the securities markets.

                                OTHER INFORMATION

         The information concerning Hudson, Cohoes and the Proposed Cohoes Merger contained herein has been taken from or based upon, and is qualified in its entirety by, publicly available documents on file with the Commission and other publicly available information. TrustCo does not take any responsibility for the accuracy or completeness of such information or for any failure by Hudson to disclose events that may have occurred and may affect the significance or accuracy of any such information.




         TrustCo is not aware of any other matter to be considered at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, TrustCo will vote all proxies held by it as TrustCo, in its sole discretion, may determine.

                                                            TrustCo Bank Corp NY

Dated: July 31, 2000

If you have any questions or need assistance in voting your shares, please call:

                    Georgeson Shareholder Communications Inc.
                           17 Water Street, 10th Floor
                            New York, New York 10004

                            Toll Free: 1-800-223-2064

                                   SCHEDULE I

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                       DIRECTORS AND MANAGEMENT OF HUDSON

         According to information contained in the proxy statement/prospectus filed by Hudson and Cohoes with the SEC with respect to the Proposed Cohoes Merger, as of June 20, 2000, there were 15,310,560 shares of Hudson Common Stock outstanding. Pursuant to the Cohoes Option Agreement, Hudson granted Cohoes an option to purchase up to 3,093,765 shares of Hudson Common Stock. The information concerning Hudson and the Proposed Cohoes Merger contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. TrustCo does not take any responsibility for the accuracy or completeness of such information or for any failure by Hudson to disclose events that may have occurred and may affect the significance or accuracy of any such information.

         The following table sets forth certain information, taken from the proxy statement/prospectus filed by Hudson for the Annual Meeting, regarding the beneficial ownership of Hudson Common Stock by (a) each of Hudson's current directors, (b) each of the named executive officers, (c) all of Hudson's directors and executive officers as a group, and (d) each person who, to Hudson's knowledge, beneficially owned more than 5% of the outstanding Hudson Common Stock as of such date:

                                                                                              Percent Of
                                                          Shares Of Common Stock             Outstanding
             Name of Beneficial Owner                     Beneficially Owned (1)           Common Stock (2)
---------------------------------------------------- --------------------------------- -------------------------

Hudson River Bank & Trust  Company  Employee  Stock          1,428,300                           9.2%
Ownership Plan (3)
One Hudson City Centre
Hudson New York 12534

Earl Schram, Jr., Chairman of the Board                      140,669(4)                           *

Carl  A.  Florio,  Director,  President  and  Chief          154,913(5)**                        1.0%
Executive Officer

Marilyn A. Herrington, Director                              55,843                               *

Joseph H. Giaquinto, Director                                14,699                               *

Stanley Bardwell, M.D., Director                             35,117                               *

Marcia M. Race, Director                                     11,543                               *

William H. Jones, Director                                   32,471(6)                            *

Joseph W. Phelan, Director                                   36,043                               *

William E. Collins, Director                                 29,274                               *

                                                                                              Percent Of
                                                          Shares Of Common Stock             Outstanding
             Name of Beneficial Owner                     Beneficially Owned (1)           Common Stock (2)
---------------------------------------------------- --------------------------------- -------------------------


Timothy E. Blow, Chief Financial Officer                     45,553**                             *

Sidney D. Richter, Senior Vice President                     84,393(7)**                          *

Directors  and   Executive   Officers  as  a  group          644,032(8)**                       4.16%
(13 persons)

FN:
------------------------------------------------------------------------------------------------------------------------------------

(1)      Information as of March 31, 2000,  except were indicated by double  asterisks (**).  Double  asterisks mean  information as of June 20, 2000.

(2)      Based upon shares outstanding on June 20, 2000.  Single asterisk ("*") means that the percentage is less than 1%.

(3)      Amount  includes shares held directly,  as well as shares  allocated to such  individuals  under the Hudson River Bank &
Trust Company  Employee Stock Ownership Plan (the "ESOP"),  and other shares with respect to which a person may be deemed to have sole voting and/or investment power

(4)      Includes 9,600 shares owned by Mr. Schram's grandchildren, as to which he disclaims beneficial ownership.

(5)      Includes 1,000 shares owned by Mr. Florio's parents, as to which he disclaims beneficial ownership.

(6)      Includes 660 shares owned by Mr. Jones'  children,  and 2,335 shares owned by Mr.  Jones's  spouse's IRA. Mr. Jones disclaims beneficial ownership with respect to those shares..

(7)      Includes 520 shares owned by Mr. Richter's children, as to which he disclaims beneficial ownership.

(8)      Amounts  include shares held  directly,  as well as shares  allocated to ESOP accounts or group  members,  shares held jointly with family  members,  shares held in  retirement  accounts or shares  held in a fiduciary  capacity or by certain  family members and shares subject to options exercisable within 60 days.

                                   SCHEDULE II

           INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
              OF TRUSTCO AND OTHER PERSONS WHO MAY SOLICIT PROXIES

         The following table sets forth the name and title of persons who may be deemed to be participants on behalf of TrustCo in the solicitation of proxies from the stockholders of Hudson.

                   DIRECTORS AND EXECUTIVE OFFICERS OF TRUSTCO

              Name                             Positions
-------------------------------- --------------------------------------------

Robert A. McCormick              President, Chief Executive Officer and Director
Barton A. Andreoli               Director
Lionel O. Barthold               Director
M. Norman Brickman               Director
Joseph Lucarelli                 Director
Nancy A. McNamara                Vice President and Director
Dr. Anthony J. Marinello         Director
James H. Murphy, D.D.S.          Director
Richard A. Murray, Jr.           Director
Kenneth C. Peterson              Director
William D. Powers                Director
William Purdy                    Director
Robert T. Cushing                Vice President and Chief Financial Officer
William F. Terry                 Secretary and Director


         As of the date of this Proxy Statement, TrustCo beneficially owns 108,500 shares of Hudson Common Stock and 100,000 shares of common stock of Cohoes. Other than as set forth herein, as of the date of this Proxy Statement, neither TrustCo nor any of the other participants listed in this
Schedule II has any interest, direct or indirect, by security holdings or otherwise, in Hudson.

                                    IMPORTANT

         If your shares are held in your own name, please sign, date and return the enclosed GREEN proxy card today. If your shares are held in "Street-Name," only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed GREEN proxy card to your broker or bank and contact the person responsible for your account to ensure that a GREEN proxy is voted on your behalf.

         Do not sign any white proxy card you may receive from Hudson.

         If you have any questions or need assistance in voting your shares, please call:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004

                            Toll Free: 1-800-223-2064

            THIS PROXY IS SOLICITED ON BEHALF OF TRUSTCO BANK CORP NY
     IN OPPOSITION TO THE SOLICITATION BY THE HUDSON BANCORP, INC. BOARD OF
                DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          OF HUDSON RIVER BANCORP, INC.
                          TO BE HELD ON AUGUST 17, 2000

The undersigned stockholder of Hudson River Bancorp, Inc. ("Hudson") hereby appoints William F. Terry and Robert T. Cushing and each or any of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of Hudson which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Hudson to be held on August 17, 2000, at the St. Charles Hotel and Restaurant, 16 Park Place, Hudson, New York at 3:00 p.m. local time, and at any adjournments, postponements, continuations or reschedulings thereof (the "Annual Meeting"), with all the powers the undersigned would possess if personally present at the Annual Meeting.

           TRUSTCO RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 1 BELOW.

         1. Adoption of the Agreement and Plan of Merger, dated as of April 25, 2000, between Hudson River Bancorp, Inc. and Cohoes Bancorp, Inc.

                  FOR    [   ]       AGAINST    [   ]         ABSTAIN    [   ]

         2. In their discretion, upon such other matters as may properly come before the Annual Meeting.

[X]  PLEASE MARK YOUR VOTE AS THIS EXAMPLE.           (CONTINUED AND TO BE
                                                       SIGNED ON REVERSE SIDE.)

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder and at the discretion of the proxy holders as to any other business that may properly come before the annual meeting. If you do not indicate how you want to vote, your proxy will be counted as a vote AGAINST adoption of the Agreement and Plan of Merger with Cohoes Bancorp, Inc.

PLEASE COMPLETE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED WITH RESPECT TO THE MATTERS COVERED HEREBY.


                                     DATED

------------------------------    ---------------------------------------------
                                     SIGNATURE(S)



                                  ---------------------------------------------

                                     SIGNATURES, IF HELD JOINTLY

                                     Please  sign  your  name  exactly  as it
                                     appears  hereon.  When  signing  as
                                     attorney,   executor,   administrator
                                     trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by authorized person(s).

If you need assistance in voting your shares, please call TrustCo's proxy solicitor, Georgeson Shareholder Communications Inc., toll-free at 1-800-223-2064.